EXHIBIT 23.1

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated Fabruary 11, 2009 relating to the consolidated financial statements and financial statement schedule of MDU Resources Group, Inc., and the effectiveness of MDU Resources Group, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MDU Resources Group, Inc. for the year ended December 31, 2008, and our report dated June 28, 2007 relating to the statement of net assets available for benefits as of December 31, 2006, appearing in the Annual Report on Form 11-K of MDU Resources Group, Inc. 401(k) Retirement Plan for the year ended December 31, 2007, and to the reference to us under the heading "Interests of Named Experts and Counsel" in this Registration Statement.

/s/  Deloitte & Touche LLP

Minneapolis, Minnesota
April 13, 2009